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                                    AMENDMENT

                        TO PETROLEUM SERVICES SUBCONTRACT

                                       AND

                             2ND JULY 1997 AGREEMENT


THIS AMENDMENT TO PETROLEUM SERVICES SUBCONTRACT is made and effective ________day of October 1998.

BETWEEN

CXY NIGERIA OILFIELD SERVICES LTD., a body corporate incorporated under the laws of Barbados and an office in St. Michael, Barbados (hereafter referred to as "Contractor");

ATLAS PETROLEUM INTERNATIONAL LIMITED, a body corporate incorporated under the laws of Federal Republic of Nigeria and having an office in Lagos, Nigeria (hereinafter referred to as "Atlas").

SUMMIT OIL & GAS WORLDWIDE LTD. a body corporate incorporated in the Commonwealth of Bahamas and having an office in the city of Nassau (hereinafter referred to as "Summit").

The Contractor and Atlas and Summit are collectively referred to as the "Parties" and individually a "Party".

                                    RECITALS

(1) WHEREAS, under the terms and provisions of the Federal Republic of Nigeria Oil Mining Lease No.109 dated 27 May, 1996 issued to Atlas and held by Atlas and Summit (the technical advisor to Atlas), Atlas and Summit are engaged in the production of petroleum from OML 109; and

(2) WHEREAS, pursuant to the terms of the Petroleum Services Subcontract dated January 14, 1996, as amended (the "Petroleum Services Subcontract") between Contractor, Atlas and Summit, Contractor performs the "Services" (as defined therein) to, inter alia, facilitate the production of Petroleum from the area of OML109 known as the "Contract Area" for and on behalf of Atlas and Summit. All defined terms in the Petroleum Services Subcontract are incorporated herein and adopted by reference, and

(3) WHEREAS, the Petroleum Services Subcontract was amended pursuant to an agreement dated July 2, 1997 between the Parties (the "July 2, 1997
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(4) WHEREAS, pursuant to the terms of agreement between Atlas and Summit and
Atlas/ Summit Crude Marketing Ltd, entered into, or to be entered into, all Petroleum produced from the Contract Area will be sold by Atlas and Summit to Atlas/ Summit Crude/Marketing Ltd., subject, however, to terms and conditions of the Petroleum Services Subcontract; and

(5) WHEREAS, the sale of the Petroleum produced from the Contract Area to Atlas/ Summit Crude Marketing Ltd. changes the manner in which the parties originally contemplated the Petroleum would be marketed and sold.
Accordingly, certain modifications to the Petroleum Services Subcontract are required to accommodate the new marketing arrangements; and

(6) WHEREAS, the Parties agree that the Joint Account shall be revised to require the signatures of all three parties to the Joint Account for distributions therefrom; and

(7) WHEREAS, the Parties agree to provide that in the event Atlas and Summit can secure from the Federal Government of Nigeria relief from some or all Nigerian Royalty payable to the Federal Government of Nigeria which is currently chargeable against the Petroleum or the producers of the Petroleum, then Atlas and Summit shall retain the benefits of relief from Nigerian Royalty and the revenues resulting therefrom shall not be included in the revenues subject to Contractor's Service Fee; and

(8) WHEREAS, the Parties agree to provide that the receipt by Atlas and Summit of any relief from Nigerian Royalty shall not reduce the annual non-recoverable payment of $510,000 per year provided for in Paragraph 5 of the July 2, 1997 Agreement between the Parties; and

(9) WHEREAS, the Parties now wish to provide that instead of the annual non-recoverable payment of $510, 000 provided for in Paragraph 5 of the July 2, 1997 Agreement, being paid in a lump sum, that it shall accrue daily (over a period of 365 days and such accrued amount shall be paid upon the distribution of funds associated with each lifting from the Joint Account.

(10) The payment to Atlas and Summit described in Recital (9) above shall be made pursuant to the Petroleum Services Subcontract (as amended herein) and not under the July 2, 1997 Agreement which shall be amended to reflect this

NOW THEREFORE, in consideration of the covenants herein contained, including the recitals hereto, the Parties hereby agree to amend the Petroleum Services Subcontract as follows:

SUSPENSION OF ORIGINAL BROKERAGE AGREEMENT

Pursuant to the Petroleum Services Subcontract, Atlas and Summit entered into a Brokerage Agreement dated January 14,1996 (the "Original Brokerage Agreement) with West Africa Crude Marketing Ltd. (hereinafter called "WACM"), Under the new marketing arrangements, Atlas and Summit shall sell all Petroleum produced from the Contract Area to

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Atlas/SOGW Crude Marketing Ltd. (hereinafter called and "ASCML") and WACM shall act as broker for ASCML (pursuant to a brokerage agreement hereinafter called the ASCLM Brokerage Agreement"). For so long as Atlas and Summit sell all Petroleum produced from the Contract area to ASCML and that WACM acts as broker under the ASCLM Brokerage Agreement for such sales, then the Original Brokerage Agreement shall be treated as suspended and its terms and provisions shall not apply between the parties thereto. The Original Brokerage Agreement shall automatically be received and reinstated if any party to the ASCML Brokerage Agreement terminates the services of WACM as broker as set out thereunder.

2.       AMENDMENTS TO THE PETROLEUM SERVICES SUBCONTRACT

(a) Definitions "Contract Area" shall be amended to mean the following, "means the Ejulebe field Area and the Exploration Blocks to be identified in accordance with Schedule "H" hereof, (as the same may be amended from time to time in accordance with the terms hereof) but excluding the area drained by any well within such area that was not drilled by the Contractor pursuant to the provisions of this Agreement."

(b) SERVICE FEE: Section 13 (a) of the Petroleum Services Subcontract and Clause 2 of Schedule "C" Entitled "Service Fee" to the Petroleum Services Subcontract are identical and provide for the establishment of the" Joint Account" and provide further how proceeds from the sale of Petroleum produced from the Contract Area and deposited into the Joint Account are to be paid and distributed. The parties hereby agree to delete Section 13 (a) of the Petroleum Services Subcontract and Clause 2 of Schedule "C" to the Petroleum Services Subcontract and replace each of the paragraphs with the following.

"The parties agree that Contractor shall recover the Service Fee payable hereunder out of, and only out of, the sale proceeds or proceeds from any other disposition of Petroleum produced saved and marketed from the Contract Area. Atlas, Summit and West Africa Crude Marketing Ltd. (WACM) shall open an account (the "Joint Account} into which all sales proceeds or other disposition of Petroleum from the Contract Area shall be paid. WACM, Atlas and Summit shall each be a signatory to the Joint Account. The operation of the Joint Account shall require all three (3) signatories of the account holders.

Out of the receipt of proceeds of sale or other disposition of Petroleum from the Contract Area into the Joint Account the distribution of funds shall be in accordance with the terms of this Agreement.

(A) From that portion of the proceeds of sale or other dispositions of sale that are received into the Joint Account equating to 18.5% of the total proceeds received from a discrete sale, Atlas and Summit shall direct W ACM to pay and transfer:

(1) Firstly, into an account nominated by the Federal Government of Nigeria, an amount equal to the Nigerian Royalty for and on behalf of Atlas and Summit; then secondly

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(2) to Atlas and/or Summit and or such other party the amount of any Nigerian
Royalty previously paid directly to the Government of the Federal Republic or Nigeria by Atlas and or Summit and or directly by such other party, as the case mav be, for which reimbursement has not been previously made, and then finally.

(3) Once all Nigerian Royalty has been discharged or reimbursed relating to the period of production ending on the date that export production volumes from the Conoco FPSO moored in OML 108 are calculated (ten days prior to each lifting or such other time period as Contractor may agree with from time to time with Conoco) there shall be transferred into an account nominated by Atlas and Summit the balance of the proceeds remaining from the 18.5(degree) of total proceeds received into the Joint Account as aforesaid.

(B) From that portion of the proceeds of sale or other dispositions of sale that are received into the Joint Account equating to 81.5% of the total proceeds received from a discrete sale, Atlas and Summit shall direct WACM to pay and transfer:

(1) Firstly, to WACM, based on an invoice approved by ASCML an amount equal to the Brokerage Costs (as that term is defined in the ASCML Brokerage Agreement); then secondly;

(2) To WACM, based on an invoice approved by ASCML, the Marketing Fee (as that term is defined in the ASCML Brokerage Agreement); then thirdly

(3) To Contractor, based on an invoice presented by Contractor and approved by Atlas and Summit, the Service Fee, then finally

(4) To Atlas, Summit and ASCML the balance of the proceeds remaining from the 81.5% of total proceeds received into the Joim Account, as aforesaid Such payment herein to be made pursuant to a written directive signed jointly by Atlas and Summit.

The order of priority of payment referred to in Clause 13(a)(A) and (B) above shall not be changed without the consent of the Parties hereto."

Clause 13(b) is amended through adding the following: "For the avoidance of doubt any and all advances made by Contractor (if any) to pay Nigerian Royalty shall not be charged the 10% Operation Cost Overhead Allowance specified in paragraph 3(a) of Schedule "C". Further, any costs included as Brokerage Costs under the Brokerage Agreement between West Africa Crude Marketing Ltd. and Atlas/SOGW Crude Marketing Ltd. shall not be included as Operating Costs under the Service Fee calculation."

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The parties agree to amend the Petroleum Services Subcontract to add a new subsection 13(i) entitled "'Other Conditions Pertaining to Crude Sales" and to amend Schedule "C" to add a new Clause 8 which is identical to new subsection 13(i) as follows:

13(i) OTHER CONDITIONS PERTAINING TO CRUDE OIL SALES AND THE JOINT ACCOUNT

If the law, decree, regulation or legal notice of any jurisdiction requires the withholding of tax levy, duty or assessment from payments due hereunder, then the Parties shall comply with such requirements to withhold such funds in the Joint Account and so complying shall remit such withholding to the proper authorities on behalf of the other Parties. The amount to be withheld in the Joint Account pursuant to this subsection shall be restricted to the legal minimum. The remitting Party. shall provide and deliver to the other Parties receipts in respect of all sums remitted.

Under Paragraph 5 of the Agreement dated July 2, 1997 between the Parties, Contractor agreed to pay to Atlas and Summit a minimum guaranteed annual payment of $510,000 per calendar year. The Parties hereby agree to amend the terms defining the manner in which the $510,000 per year payment shall be made. Accordingly, Paragraph 5 of the July 2, 1997 Agreement is deleted and the Petroleum Services Subcontract is amended by adding new Subsection 13(j) entitled "Guaranteed Annual Payment" to read as follows.

"13(j) GUARANTEED ANNUAL PAYMENT

(a) A guaranteed annual payment to Atlas and Summit of $510,000 per year (accruing daily) will be paid by Contractor for the term of production from the Ejulebe Field or, if earlier, until the Subcontract is terminated ("the Guaranteed Annual Payment").

(b) In the event that the Subcontract is terminated mid-year the Guaranteed Annual Payment that has accrued on a daily basis for that part of the year will become the amount that is payable to Atlas and Summit.

(c) The Guaranteed Annual Payment will not be cost recoverable.

(d) The Guaranteed Annual Payment will be payable for each year commencing with the year starting 1st January 1999.

(e) The Guaranteed Annual Payment shall be payable by Contractor into an account to be nominated by Atlas and Summit as follows: AS soon as reasonably possible following

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the final distribution of the proceeds of sale or other dispositions of sale that are received into the Joint Account pursuant to Clause 13(a)(B) Contractor shall pay to Atlas and Summit that portion of the Guaranteed Annual Payment that shall have accrued on a daily basis since the 1st January for the relevant year to the date of the first bill of lading in that same year, or if there has a been a previous lifting in that current year, from the day following the immediately preceding bill of lading date to the date of the bill of lading for the current lifting (inclusive). Contractor shall pay to Atlas and Summit within 10 days of the start of the next succeeding year the outstanding balance (if any) of the Guaranteed Annual Payment not paid to Atlas and Summit for the preceding year due, arising as a result of Contract Area Petroleum not lifted on 31st December of the preceding year.

The payment of the Guaranteed Annual Payment can be expressed by the formula:

$ = A X B
    -----
      C

A = $510,00000

B = Number of elapsed days from 1st January to the bill of lading date, or the number of days elapsed between two successive bill of lading dates, or the number of days elapsed between the last bill of lading date in the current year and 31stDecember in that year, as the case maybe.

C = 365 (366 in leap years)

The Petroleum Services Subcontract and the July 2, 1997 Agreement, as both are amended by the provisions contained in this Agreement, are and shall remain in full force and effect, and save as otherwise provided defined terms used in this Agreement shall, unless otherwise provided, have the same meaning as that used in the Petroleum Services Subcontract.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Petroleum
Services subcontract effective as of the date first stated above.

ATLAS PETROLEUM INTERNATIONAL LIMITED        CXY NIGERIA OILFIELD SERVICES, LTD.

BY:                                          BY:
   ---------------------------------            --------------------------------
NAME:                                        NAME:
   ---------------------------------              ------------------------------
TITLE:                                       TITLE:
      ------------------------------               -----------------------------

SUMMIT OIL & GAS WORLDWIDE LTD.               CXY NIGERIA OILFIELD SERVICES

BY:                                          BY:
   ---------------------------------            --------------------------------
NAME:                                        NAME:
   ---------------------------------              ------------------------------
TITLE:                                       TITLE:
      ------------------------------               -----------------------------








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